EXHIBIT 10.1

FIFTH AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIFTH AMENDMENT to Asset Purchase Agreement is dated this 9th day of June, 2008, by and among Hunter Bates Mining Corporation (“Hunter Bates”), a Minnesota corporation and wholly-owned subsidiary of Wits Basin Precious Minerals Inc. (“Wits Basin”), a Minnesota corporation (as successor-in-interest to Wits Basin) (the “Purchaser”), Central City Consolidated, Corp. d/b/a Central City Consolidated Mining Co., a Colorado corporation, Hunter Gold Mining Inc., a Colorado corporation and George Otten, a Colorado resident (collectively, the “Sellers” and each individually, a“Seller”), and Hunter Gold Mining Corp., a British Columbia corporation (the “Covenantor”) (the Purchaser, Sellers and Covenantors are individually or collectively, as the case may be, a “Party” or “Parties”).

RECITALS: The Parties entered into an Asset Purchase Agreement dated on or about September 20, 2006, for the sale and purchase of assets, real estate and real estate mining claims described in such asset purchase agreement, which was amended by that certain First Amendment to Asset Purchase Agreement dated October 31, 2006, that Second Amendment to Asset Purchase Agreement dated as of March 1, 2007, that Third Amendment to Asset Purchase Agreement dated May 31, 2007 and that Fourth Amendment to Asset Purchase Agreement dated January 14, 2008 (collectively, “Purchase Agreement”); and the wish to amend the Purchase Agreement on the terms and conditions hereafter set forth. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the Parties agree that the Purchase Agreement shall be revised as follows:

1. Section 3.2 is hereby deleted and replaced in its entirety with the following language:

Purchase Price. In the event that Purchaser elects to proceed to closing, as and for the purchase price of the Purchased Assets, Purchaser agrees to pay and Sellers agree to accept the sum of Six Million Seven Hundred Fifty Thousand Canadian Dollars ($6,750,000.00 CDN) plus Three Million Six Hundred Twenty Thousand (3,620,000) unregistered and restricted shares of the .01 par value common capital stock of Wits Basin Precious Minerals Inc., a Minnesota corporation (“Wits Basin”), payable as set out in Section 3.3 hereof (the “Purchase Price”).

2. Section 3.3(b)(ii) subsection (iv) is hereby deleted and replaced in its entirety with the following language:

(iv) Three Million Six Hundred Twenty Thousand (3,620,000) shares of the unregistered and restricted .01 par value common capital stock of Wits Basin.

3. Section 3.3(b)(iv) is hereby deleted and replaced in its entirety with the following language:

Seller shall deliver to Purchaser a fully-executed Undertaking Agreement in the form of Exhibit I attached hereto and a fully-executed Shareholder Voting Agreement in the form of Exhibit J attached hereto.

4. Sellers and Covenantor agree that the operations of the limited personal liability provisions under the Promissory Note attached hereto as Exhibit “C” shall be suspended until such time as the Sellers have delivered the certificate of an Officer of Hunter Gold Mining Corp. confirming that the covenants set forth in the Undertaking Agreement have be performed by the parties thereto.

5. All references to Exhibits E and F are hereby deleted in their entirety.

6. An execution copy of Exhibits C, D, I and J to the Purchase Agreement are hereby attached to this Fifth Amendment and shall replace any previous versions of such Exhibits.

7. All references to “Central City Consolidated Mining Corp.” or “Central City Consolidated Mining Co.” or “Central City Mining Corp.” are hereby deleted in their entirety and replaced with “Central City Consolidated, Corp.”

8. The first paragraph of the Purchase Agreement is hereby deleted and replaced in its entirety with the following language:

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 20th day of September, 2006, by and among Wits Basin Precious Minerals Inc., a corporation organized under the laws of the State of Minnesota (the “Purchaser”), Central City Consolidated Corp. d/b/a Central City Consolidated Mining Co., a corporation organized under the laws of the State of Colorado, Hunter Gold Mining Inc., a corporation organized under the laws of the state of Colorado and George Otten, a resident of Colorado, (collectively, the “Sellers” and each individually as a “Seller”), and Hunter Gold Mining Corp., a corporation organized under the laws of the Province of British Columbia, (the “Covenantor”).

9. The Parties acknowledge that Hunter Gold Mining Inc., a Colorado corporation, shall hereby be included in the definition of “Sellers” and excluded from the definition of “Covenantors.” All references to the term “Covenantors” shall include only Hunter Gold Mining Corp., a British Columbia corporation. All references to the plural term “Covenantors” shall be deemed singular, mutatis mutandis.

10. Section 4.1.1 is hereby deleted in its entirety and replaced with the following language:

“Central City Consolidated Corp. and Hunter Gold Mining Inc. are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Central City Consolidated Corp. and Hunter Gold Mining Inc. have the requisite power to own, operate, use and/or lease the Purchased Assets, as applicable, and to conduct the operations of the Purchased Assets as presently being conducted by them and/or by the Covenantor, including any and all permits required by any public authority for such operations such as permits, or regulatory authorizations.”

11. Section 5.7 is hereby deleted in its entirety and replaced with the following language:

“Shares Duly and Validly Issued. The 3,620,000 shares of .01 par value common capital stock of Wits Basin constituting a portion of the Purchase Price shall have been duly and validly issued as fully paid and non-assessable, and in accordance with all applicable securities laws, as of the Closing Date.”

12. Any notice or other documents given pursuant to the Purchase Agreement to Hunter Gold Mining Inc., as Seller, shall be sent to: Hunter Gold Mining Corp., P.O. Box 2460, Station “R”, Kelowna, British Columbia, Canada V1X 6A5, Attention: Dell Balfour, Facsimile: (250) 765-4420, with a copy to: Pushor Mitchell LLP, 3rd Floor, 1665 Ellis Street, Kelowna, British Columbia, Canada V1W 4T7, Attention: E. Blair Forrest, Facsimile: (250) 762-9115.

13. Section 8.10 of the Purchase Agreement is deleted in its entirety and replaced with the following:

“Purchaser reserves the right hereunder to assign its right(s) to one or more affiliated parties prior to closing, it being understood that Purchaser may create one or more new entities which may consummate the Contemplated Transactions. In the event that the Purchaser assigns it right(s) hereunder any such affiliated party or parties, then (i) Purchaser shall also make, or shall cause such assignee(s) to make, in respect of such assignee(s), the representations and warranties set forth in sections 5.1 to 5.6 (inclusive) of the Purchase Agreement, (ii) Purchaser shall cause such assignee(s) to agree to be bound by all of the Purchaser’s covenants and obligations under the Purchase Agreement except for those which, by their nature, are intended to be performed solely by the Purchaser notwithstanding any assignment of the Purchaser’s rights under the Purchase Agreement, (iii) both the Purchaser and each such assignee shall deliver a certificate of an officer thereof for the purposes of section 9.1 of the Purchase Agreement, and (iv) the opinions set forth in the Purchaser Counsel’s Legal Opinion (as defined in section 9.4 hereof) shall extend, to the extent applicable, to both the Purchaser and its assignee(s).”

14. To each of the Sellers and the Covenantor, Hunter Bates hereby makes the representations and warranties set forth in sections 5.1 to 5.6 (inclusive) of the Purchase Agreement as though the term “Purchaser” set forth therein refers to Hunter Bates and with the exception that the representation set forth in section 5.5 of the Purchase Agreement shall be deemed to include the words “Except for the consent of “Wits Basin,” at the beginning of such section. Hunter Bates further agrees to be bound by all of the covenants and obligations of the Purchaser except for those covenants and obligations which, by their nature, are intended to be performed by Wits Basin notwithstanding the assignment of Wits Basin’s rights under the Purchase Agreement to Hunter Bates.

15. Wits Basin hereby confirms that it has consented to the consummation by Hunter Bates of the “Contemplated Transactions” (as defined in the Purchase Agreement) and to its execution of any documents incidental thereto.

16. The parties hereto agree that in the event the tax advisors to Hunter Gold Mining Inc. and Hunter Gold Mining Corp. identify and recommend an alternate structure for the delivery of the Purchase Price including, but not limited to, the distribution and documentation of the Purchase Price in the name of one or more alternate parties, and/or recommend an alteration to the content of the Allocation Schedule, then each of the parties hereto agrees to take all reasonable steps to record and effect the necessary changes to the Purchase Agreement and the documents ancillary thereto to implement such recommendation; provided, however, that Sellers and Covenantor shall reimburse Purchaser for all reasonable expenses incurred in the course of effecting such change. Notwithstanding the foregoing, Purchaser shall not be obligated to participate in effecting the aforementioned changes if, in the reasonable opinion of legal counsel to the Purchaser, there is a reasonable risk of adverse tax, accounting or securities law consequences to the Purchaser in connection with the implementation of such changes. The parties further agree that any references to a deemed value for the 3,620,000 shares of common capital stock of Wits Basin, which comprise a portion of the Purchase Price under the Purchase Agreement, contained in the Purchase Agreement or in any of the transaction documents ancillary to the Purchase Agreement shall not be binding on the parties thereto in conjunction with any valuation of the Purchase Price for taxation purposes and the Sellers and Covenantor shall be at liberty to employ any reasonable method of valuation that is recommended by the tax advisors to Hunter Gold Mining Inc. and Hunter Gold Mining Corp.

17. Clause 12.4(e) of the Purchase Agreement is hereby added with the following language:

“(e) any costs not otherwise falling within the scope of subsections 12.4(a) - (e), inclusive, which are reasonably incurred by or on behalf of the Beneficiary (as defined in the Deed of Trust), following enforcement by the Beneficiary of its remedies under the Deed of Trust, in effecting the remediation and/or rehabilitation of the Acquired Real Property in respect of any activities of the Purchaser (or its related party successors) thereon where such activities (i) contravene any Environmental Law (regardless of whether such contravention is enforced against the Purchaser or its successors) and (ii) take place after January 15, 2005 and prior to the earlier of (a) time of repossession of the Acquired Real Property by the Beneficiary or (b) transfer of the Acquired Real Property to a third party unrelated to the Purchaser; provided, however, that the maximum amount of the Purchaser's liability under this subsection 12.4(e) shall be $4,750,000 CDN.”

18. The Allocation Schedule set forth in Section 3.8 is hereby deleted in its entirety and replaced with the allocation schedule attached hereto as Exhibit K.

19. The Parties agree that the following amounts, when advanced by the Purchasers on behalf of the Sellers and/or the Covenantors, shall be credited against the amount due under the Promissory Note attached hereto and to the Purchase Agreement as Exhibit “C”, and Sellers shall deliver a receipt to the Purchasers upon payment by the Purchasers of such amounts:

(i)	$15,000.00 to Pushor Mitchell LLP in respect of past legal fees of the Covenantor (paid),

(ii)	$5,000.00 to Dill Dill Carr Stonbraker and Hutchings, PC in respect of the closing legal costs of Hunter Gold Mining Inc. (paid),

(iii)	$7,500.00 to Pushor Mitchell LLP for the closing legal costs of the Covenantor (pending),

(iv)	$3,467.16 to First American Heritage Title Company for the Sellers’ closing costs as per the Sellers Closing Statement (pending),

(v)	$1,376.60 for the Sellers’ 2008 personal property taxes (pending)

for a total of $32,343.76.

20. At the end of the first sentence of Article 2 of the Purchase Agreement, the words “(Assumed Liabilities”)” is hereby added.

21. All references to “Purchaser Losses” in Sections 6.4(d) and (e) of the Purchase Agreement are hereby replaced with “Purchaser Environmental Losses.”

22. The term “Purchaser Losses” in Section 12.1 of the Purchase Agreement is hereby replaced with the following language:

“loss, liability, expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding brought against the Purchaser (or its related party successors)) or Damages suffered or incurred by the Purchaser (or its related party successors) (the “Purchaser Losses”)”

23. Except as provided for above, all the terms and conditions of the Purchase Agreement shall remain in full force and effect. This Fifth Amendment may be executed in counterparts. A facsimile signature shall be deemed an original.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and delivered, all on and as of the date first written above.

HUNTER BATES MINING CORPORATION a Minnesota corporation By: /s/ Mark D. Dacko Its: CFO
CENTRAL CITY CONSOLIDATED, CORP. a Colorado corporation By:/s/ George E. Otten Its: President	GEORGE OTTEN, a resident of Colorado /s/ George E. Otten
HUNTER GOLD MINING CORP. a British Columbia corporation By: /s/ George E. Otten Its:President	HUNTER GOLD MINING INC. a Colorado corporation By: /s/ George E. Otten Its: President

The foregoing is consented to by and joined solely with respect to Section 5.7 of the Purchase Agreement, as amended by this Fifth Amendment:

WITS BASIN PRECIOUS MINERALS INC.

a Minnesota corporation

By: /s/ Mark D. Dacko
Its: CFO